EXHIBIT 99.1
Altra Holdings, Inc. Overallotment Option Exercised By Underwriters
Quincy, MA – January 4, 2007
Altra Holdings, Inc. (NASDAQ: AIMC) today announced that the underwriters for its initial public offering of its common stock, par value $0.001 per share (the “Shares”), exercised in full their option to purchase up to an additional 1,500,000 Shares from certain selling stockholders at the initial public offering price to cover overallotments.
Merrill Lynch & Co. acted as sole bookrunning manager and Jefferies & Company, Robert W. Baird & Co. and Wachovia Capital Markets, LLC acted as co-managers for the offering. The public offering was made by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from: Merrill Lynch Prospectus Department, Four World Financial Center, 250 Vesey Street, New York, NY 10080; Phone: (212) 449-1000.
This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sales of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
Altra Holdings, through its wholly-owed subsidiary Altra Industrial Motion, Inc., is a global supplier of quality power transmission and motion control products that are sold in a diverse group of industries, including energy, general industrial, material handling, mining, transportation, and turf and garden.
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Altra Holdings, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
Phone: (617) 689-6380
Email: david.wall@altramotion.com